EXHIBIT 99.1

            NetScout Systems Reports Financial Results for
                     Second Quarter of Fiscal 2008

            Record Second Quarter Revenue of $29.6 Million

                 Product Revenue Up 20% Year-over-Year

                  Operating Margin Up 2 Points to 12%

    WESTFORD, Mass.--(BUSINESS WIRE)--Oct. 25, 2007--NetScout Systems, Inc. (NASDAQ: NTCT), an industry pacesetter for advanced network and service assurance solutions, today announced financial results for its second quarter of fiscal year 2008, ended September 30, 2007.

    Total revenue for the second quarter of fiscal year 2008 was $29.6 million, up 18% year-over-year. Product revenue was $18.9 million, up 20% from 2007. Net income was $3.3 million, an increase of 41% year-over-year. Net income per diluted share was $0.10. Operating income was $3.6 million in the second quarter of fiscal 2008, yielding an operating margin of 12%. Included in operating income are share-based compensation expense of $326,000 and amortization of acquired intangible assets of $105,000.

    "We posted another strong quarter in bookings, revenue and operating margin improvement," said Anil Singhal, President and CEO of NetScout Systems. "Our operating results demonstrate the continued success of the strategy we implemented a year ago when we expanded our sales force and positioned our products to serve high-growth vertical markets."

    "Our recently announced acquisition of Network General, which has been well received by investors, was applauded by customers and analysts who attended our recent User Forum held in early October," he added. "We have received Hart-Scott-Rodino regulatory approval for the transaction which we expect to close in early November. We believe the combination with Network General will make NetScout the strongest provider of network-based application performance data and analysis in the market and will enable us to accelerate our revenue and profitability growth by providing our larger, joint customer base the most comprehensive, best-in-class solution available."

    Financial and Company Highlights for the Second Quarter 2008:

    --  Revenue increased 18% year-over-year and 6% sequentially.

    -- Product revenue increased 20% year-over-year and 8% sequentially.

    -- Operating margin was 12% of total revenue, up 2 points year-over-year and up 2 points sequentially.

    -- Cash and cash equivalents and short and long-term marketable securities increased by $3.7 million to $108.9 million.

    -- NetScout announced on September 20th a definitive agreement to acquire Network General, a privately-held company based in San Jose, California, in a combined cash, stock and debt transaction valued at approximately $205 million at the time of announcement. The acquisition, subject to customary closing conditions, is expected to be completed in early November. Network General is a leading provider of IT management solutions under the Sniffer(R) brand name with recognized industry leadership in expert packet analysis and data mining.

    -- In early October, NetScout hosted its sixth annual User Forum conference in Miami, titled "Race to Resolution". A record number of attendees from around the world gathered to learn about best practices, discuss product directions and collaborate with NetScout engineers, executives and fellow customers.

    Guidance:

    NetScout is not providing guidance for the December quarter or for fiscal 2008 because the Network General acquisition transaction is still pending. The Company expects to resume providing quarterly guidance at its third quarter earnings announcement in January.

    CONFERENCE CALL INSTRUCTIONS:

    The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company's website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 866-701-8242 for U.S./Canada and 706-634-5113 for international callers and using conference ID:
21043348. A replay of the call will be available after 7:30 p.m. ET on October 25 for approximately one week. The number for the replay is 800-642-1687 for U.S./Canada and 706-645-9291 for international callers. The conference ID is: 21043348.

    About NetScout Systems

    NetScout Systems, Inc. (NASDAQ: NTCT) has been an industry pacesetter for advanced network and service assurance solutions for over a decade, and counts the world's largest enterprises, government agencies, and service providers among its customers. Enterprise and government IT organizations deploy NetScout's nGenius(R) Performance Management System to increase service levels to their users by reducing or preventing service disruptions. Service providers depend on NetScout's proven IP performance management technology and expertise to protect the quality of their customers' experience with IP-based services. NetScout is headquartered in Westford, Massachusetts and has offices worldwide. Further information is available at http://www.netscout.com.

    Safe Harbor:

    Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the satisfaction of the applicable closing conditions for the Network General acquisition, the Company's ability to integrate the acquisition successfully, costs associated with the acquisition, the ability to achieve market introduction and acceptance of new products from the acquisition, difficulties in managing geographically dispersed operations, and other factors relating to acquisitions generally, as well as the Company's relationships with strategic partners, dependence upon broad-based acceptance of the Company's network performance management solutions, the Company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, and risks of slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    (C)2007 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.

    (C)2007 Network General Corporation. All Rights Reserved. Network General, and the Network General logo are registered trademarks or trademarks of Network General Corporation and/or its affiliates in the United States and/or other countries. Only Network General Corporation makes Sniffer(R) brand products.

                        NetScout Systems, Inc.
           Condensed Consolidated Statements of Operations
                            (In thousands)
                             (Unaudited)

                                        Three Months     Six Months
                                            Ended           Ended
                                        September 30,   September 30,
                                       --------------- ---------------
                                        2007    2006    2007    2006
                                       ------- ------- ------- -------
Revenue:
   Product                             $18,911 $15,758 $36,424 $29,985
   Service                              10,701   9,322  21,101  18,670
                                       ------- ------- ------- -------
      Total revenue                     29,612  25,080  57,525  48,655
                                       ------- ------- ------- -------

Cost of revenue:
     Product (1) (2)                     5,204   4,382   9,856   8,238
     Service (1)                         1,499   1,315   2,986   2,582
                                       ------- ------- ------- -------
       Total cost of revenue             6,703   5,697  12,842  10,820
                                       ------- ------- ------- -------

Gross profit                            22,909  19,383  44,683  37,835
                                       ------- ------- ------- -------

Operating expenses:
   Research and development (1)          4,711   4,486   9,246   8,908
   Sales and marketing (1)              11,436  10,028  22,977  20,858
   General and administrative (1)        3,192   2,236   6,025   4,342
   Amortization of acquired intangible
    assets                                   -      39       6      78
                                       ------- ------- ------- -------
       Total operating expenses         19,339  16,789  38,254  34,186
                                       ------- ------- ------- -------

Income from operations                   3,570   2,594   6,429   3,649
Interest and other income, net           1,061   1,072   2,070   2,087
                                       ------- ------- ------- -------
Income before income tax expense and
 cumulative effect of accounting
 change                                  4,631   3,666   8,499   5,736
Income tax expense                       1,380   1,364   2,568   2,130
                                       ------- ------- ------- -------
Income before cumulative effect of
 accounting change                       3,251   2,302   5,931   3,606
Cumulative effect of accounting
 change, net of taxes of $41                 -       -       -      70
                                       ------- ------- ------- -------
Net income                             $ 3,251 $ 2,302 $ 5,931 $ 3,676
                                       ======= ======= ======= =======

Basic net income per share             $  0.10 $  0.07 $  0.18 $  0.12
Diluted net income per share           $  0.10 $  0.07 $  0.18 $  0.11
Shares used in computing:
     Basic net income per share         32,302  31,661  32,221  31,571
     Diluted net income per share       33,600  32,673  33,435  32,867


(1) Share-based compensation expense included
 in these amounts is as follows:
    Cost of product revenue            $    10 $    10 $    21 $    19
    Cost of service revenue                 14      12      26      25
    Research and development                70      99     184     232
    Sales and marketing                    150     145     321     302
    General and administrative              82      67     159     142
                                       ------- ------- ------- -------
        Total share-based compensation
         expense                       $   326 $   333 $   711 $   720
                                       ======= ======= ======= =======

(2) Amortization expense related to acquired software
 included in these amounts is as follows:
     Cost of Product Revenue           $   105 $   104 $   209 $   208

                        NetScout Systems, Inc.
                Condensed Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                              September 30, March 31,
                                                  2007         2007
                                              ------------- ----------

Assets
Current assets:
   Cash and cash equivalents                   $    31,923  $  18,925
   Marketable securities                            70,856     69,204
   Accounts receivable, net                         18,709     18,317
   Inventories                                       4,846      4,562
   Refundable income taxes                             309        657
   Deferred income taxes                             2,747      2,535
   Prepaid expenses and other current assets         2,845      3,380
                                              ------------- ----------

      Total current assets                         132,235    117,580

Fixed assets, net                                    8,869      8,262
Goodwill                                            36,561     36,561
Acquired intangible assets, net                        226        442
Capitalized software development costs, net             89        170
Deferred income taxes                                5,462      5,382
Long-term marketable securities                      6,094     11,975
Other assets                                         1,692         47
                                              ------------- ----------
        Total assets                           $   191,228  $ 180,419
                                              ============= ==========


Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                            $     4,507  $   3,023
   Accrued compensation                              8,219      8,271
   Accrued other                                     3,690      2,609
   Income taxes payable                                380        192
   Deferred revenue                                 22,365     23,992
                                              ------------- ----------

      Total current liabilities                     39,161     38,087

Other long-term liabilities                            961      1,008
Accrued long-term retirement benefits                1,315      1,155
Long-term deferred revenue                           3,223      1,762
                                              ------------- ----------
       Total liabilities                            44,660     42,012
                                              ------------- ----------

Stockholders' equity:
   Common stock                                         37         36
   Additional paid-in capital                      124,260    122,074
   Accumulated other comprehensive loss                 (3)       (46)
   Treasury stock                                  (28,939)   (28,939)
   Retained earnings                                51,213     45,282
                                              ------------- ----------

      Total stockholders' equity                   146,568    138,407
                                              ------------- ----------

        Total liabilities and stockholders'
         equity                                $   191,228  $ 180,419
                                              ============= ==========

    CONTACT: NetScout Systems, Inc.
             Catherine Taylor, 978-614-4286
             Director of Investor Relations
             IR@netscout.com